Exhibit 23.1



Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 (Registration No. 333-104315) of Emergent Group Inc. of our report dated March 8, 2005 with respect to the financial statements of Emergent Group Inc. appearing in the Annual Reports on Form 10-KSB of Emergent Group Inc. for the year ended December 31, 2004.



Singer Lewak Greenbaum & Goldstein LLP
Los Angeles, California
March 30, 2006